Exhibit 99.1

FOR IMMEDIATE RELEASE

Sachem Capital Reports Financial Results for the Second Quarter of 2019

Company Restructures Balance Sheet to Promote Growth and Expansion

Conference Call and Webcast to be Held at 8:00 AM EDT on Friday, August 16, 2019

Branford, Connecticut, August 14, 2019 — Sachem Capital Corp. (NYSE American: SACH) today announced its financial results for the second quarter ended June 30, 2019. In addition, the Company announced that it will host a conference call on Friday, August 16, 2019 at 8:00 a.m. Eastern Daylight Time.

John Villano, CPA, co-chief executive officer and chief financial officer of Sachem Capital Corp., stated:

“We made substantial progress during the second quarter of 2019, both financially and operationally, which we believe has helped build a solid foundation for growth and improved profitability in the second half of 2019. Most notably, we raised net proceeds of $21.7 million through a public bond offering of 7.125% unsecured, unsubordinated notes. We also raised net proceeds of approximately $15.5 million in the first half of 2019 through our at-the-market (ATM) offering facility. As a result, on June 25, 2019 we repaid the entire outstanding balance on our $35 million revolving credit facility, including principal, accrued but unpaid interest and other fees, and terminated the facility.

“By replacing our secured, variable rate revolving credit facility with unsecured fixed rate notes, we believe we have greater flexibility to incur additional indebtedness on more favorable terms, reduced significant banking charges related to the servicing of the credit facility and, most importantly, reduced credit exposure to a single asset class (i.e., residential fix-and-flip) that we feel is highly fluid (high loan turnover) and overpriced compared to other opportunities. We now have the flexibility to lend capital where we have compelling loan to value prospects.

“In total, $30.6 million was paid towards principal on the credit facility during the second quarter of 2019 and accordingly, these loan repayments temporarily slowed the growth of our mortgage loan portfolio. Additionally, our earnings per share were adversely impacted in the second quarter of 2019 due to the increased share count and substantial non-recurring costs associated with the termination of our prior credit facility, the majority of which was a non-cash expense. Total termination charges were approximately $780,000, or $0.04 per common share (based on the weighted average number of shares outstanding at June 30, 2019.) Nevertheless, we now have a much stronger balance sheet and greater flexibility to originate new loans, which we expect to help drive cash flow as well as shareholder value going forward. Even with the termination costs, net cash provided by operations in the first half of 2019 increased approximately 27.6% to $3.7 million, compared to the first six months of 2018.

“Looking ahead, we view debt offerings similar to our recent notes offering as an attractive option to raise flexible non-dilutive capital on favorable terms, if and when needed, in order to further scale the business and take advantage of market conditions as appropriate. We may also consider a more limited revolving credit facility if the terms are reasonable. In the meantime, we recently completed a $10 million public offering of common shares, which is intended to fund new real estate loans going forward and provide us additional working capital. We also have the ability to raise additional working capital by selling equity under our existing at-the-market offering facility. Given the strength of our balance sheet, (as of June 30, 2019, our equity-to debt ratio was approximately 3:1, which does not take into account the recent $10 million equity offering), we believe we now have a more flexible, expandable platform to grow business operations. As a result, we remain encouraged by the outlook for the second half of the year, as well as the long-term prospects for the business.”

On July 11, 2019, the Company declared a dividend of $0.12 per common share, which was paid on July 29, 2019 to shareholders of record on July 22, 2019. The total amount of the dividend payment was approximately $2.35 million.

Results of operations – three months ended June 30, 2019

Total revenue for the three months ended June 30, 2019 was approximately $3.07 million compared to approximately $3.04 million for the three months ended June 30, 2018, an increase of approximately 1%. Compared to the 2018 period, for the 2019 period, interest income was lower by about $60,000 and other income was lower by approximately $25,000. These reductions were offset by increase of approximately $94,000 in fee income and $13,000 in rental income.

Total operating costs and expenses for three months ended June 30, 2019 were approximately $1.9 million compared to $832,000 for the three months ended June 30, 2018 period. The increase in operating costs and expenses is primarily attributable to $780,000 of expense incurred in connection with the termination of our $35 million revolving credit facility. In addition to being a non-recurring charge, $439,446 represents the write-off of unamortized deferred financing costs, a non-cash item. Interest and amortization of deferred financing costs increased approximately $70,000 reflecting the increase in the mortgage loan portfolio.

Net income for the three months ended June 30, 2019 was approximately $1.1 million, or $0.06 per share, compared to $2.2 million, or $0.14 per share for the three months ended June 30, 2018.

Results of operations – six months ended June 30, 2019

Total revenue for the six months ended June 30, 2019 was approximately $6.4 million compared to approximately $5.8 million for the six months ended June 30, 2018, an increase of approximately 11.3%. The increase in revenue represents an increase in lending operations. For the 2019 period, interest income was approximately $5.1 million and net origination fees were approximately $705,000. In comparison, for the six months ended June 30, 2018, interest income was approximately $4.3 million and net origination fees were approximately $689,000. Finally, fee income increased by approximately $109,000. These increases were offset, in part, by a reduction in other income of $203,000.

Total operating costs and expenses for six months ended June 30, 2019 were approximately $3.2 million compared to $1.6 million for the six months ended June 30, 2018 period, an increase of approximately 104%. The increase in operating costs and expenses is primarily attributable to $780,000 of expense incurred in connection with the termination of the credit facility, interest and amortization of deferred financing costs, which increased approximately $469,000 reflecting the increase in our mortgage loan portfolio as well as an increase in the interest rate on our credit facility, a $312,000 increase in compensation expense (including stock-based compensation) and a $107,000 increase in general and administrative expenses.

Net income for the six months ended June 30, 2019 was approximately $3.2 million, or $0.19 per share. In comparison, net income for the six months ended June 30, 2018 was $4.2 million, or $0.27 per share.

Investor Conference Call

The Company will host a conference call on Friday, August 16, 2019 at 8:00 a.m., Eastern Daylight Time, to discuss the Company’s financial results for the second quarter ending June 30, 2019 as well as the Company’s corporate progress and other meaningful developments.

Interested parties can access the conference call by calling 844-369-8770 for U.S. callers, or +862-298-0840 for international callers. The call will be available on the Company’s website via webcast at https://www.sachemcapitalcorp.com. John Villano, Co-Chief Executive Officer and Chief Financial Officer will lead the conference call and other Sachem Capital executives will also be available to answer questions.

A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through 8:00 a.m. on Friday, August 30, 2019, and can be accessed by calling: 877-481-4010 for U.S. callers or +919-882-2331 for international callers and entering conference ID: 53272.

About Sachem Capital Corp.

Sachem Capital Corp. specializes in originating, underwriting, funding, servicing and managing a portfolio of first mortgage loans. It offers short term (i.e., three years or less) secured, non-banking loans (sometimes referred to as “hard money” loans) to real estate investors to fund their acquisition, renovation, development, rehabilitation or improvement of properties located primarily in Connecticut. The Company does not lend to owner occupants. The Company’s primary underwriting criteria is a conservative loan to value ratio. The properties securing the Company’s loans are generally classified as residential or commercial real estate and, typically, are held for resale or investment. Each loan is secured by a first mortgage lien on real estate. Each loan is also personally guaranteed by the principal(s) of the borrower, which guaranty may be collaterally secured by a pledge of the guarantor’s interest in the borrower. The Company also makes opportunistic real estate purchases apart from its lending activities. The Company believes that it qualifies as a real estate investment trust (REIT) for federal income tax purposes and has elected to be taxed as a REIT beginning with its 2017 tax year.

Forward Looking Statements

This press release may contain forward-looking statements. All statements other than statements of historical facts contained in this press release, including statements regarding our future results of operations and financial position, strategy and plans, and our expectations for future operations, are forward-looking statements. The words “anticipate,” “estimate,” “expect,” “project,” “plan,” “seek,” “intend,” “believe,” “may,” “might,” “will,” “should,” “could,” “likely,” “continue,” “design,” and the negative of such terms and other words and terms of similar expressions are intended to identify forward- looking statements.

We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, strategy, short-term and long-term business operations and objectives and financial needs. These forward-looking statements are subject to several risks, uncertainties and assumptions as described in our Annual Report on Form 10-K for 2018 filed with the U.S. Securities and Exchange Commission on March 29, 2019. Because of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this press release may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. In addition, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We disclaim any duty to update any of these forward-looking statements.

All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements as well as others made in this press release. You should evaluate all forward-looking statements made by us in the context of these risks and uncertainties.

Investor & Media Contact:

Crescendo Communications, LLC

Email: sach@crescendo-ir.com

Tel: (212) 671-1021

BALANCE SHEETS

	June 30,	December 31,
	2019	2018
	(Unaudited)	(Audited)
Assets
Assets:
Cash	$3,095,818	$99,310
Cash - restricted	-	59,549
Escrow deposits	-	12,817
Mortgages receivable	82,588,863	78,011,653
Mortgages receivable, affiliate	869,627	879,457
Interest and fees receivable	1,492,256	1,397,038
Other receivables	130,000	155,000
Due from borrowers	1,211,361	695,218
Prepaid expenses	62,879	14,866
Property and equipment, net	1,320,707	1,180,107
Deposits on property and equipment	189,481	12,000
Real estate owned	4,936,787	2,943,438
Deferred financing costs	31,942	553,597

Total assets	$95,929,721	$86,014,050

Liabilities and Shareholders' Equity
Liabilities:
Unsecured unsubordinated fixed rate notes (net of deferred financing costs of $1,270,000)	$21,730,000	$-
Line of credit	-	27,219,123
Mortgage payable	792,053	290,984
Accounts payable and accrued expenses	310,712	316,413
Security deposits held	7,800	7,800
Advances from borrowers	262,764	317,324
Due to shareholder	2,217,000	1,200,000
Deferred revenue	1,108,494	1,058,406
Notes payable	12,203	-
Capital leases payable	72,622	-
Dividend payable	-	2,624,566
Accrued interest	-	176,619
Total liabilities	26,513,648	33,211,235

Commitments and Contingencies

Shareholders' equity:
Preferred shares - $.001 par value; 5,000,000 shares authorized; no shares issued	-	-
Common stock - $.001 par value; 50,000,000 shares authorized; 18,905,586 and 15,438,621 issued and outstanding	18,906	15,439
Paid-in capital	68,658,030	53,192,859
Retained earnings (accumulated deficit)	739,137	(405,483)
Total shareholders' equity	69,416,073	52,802,815
Total liabilities and shareholders' equity	$95,929,721	$86,014,050

STATEMENTS OF OPERATIONS

(unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2019	2018	2019	2018
Revenue:
Interest income from loans	$2,315,325	$2,375,797	$5,066,405	$4,338,170
Origination fees, net	340,823	340,052	705,540	688,600
Late and other fees	140,537	49,986	187,033	84,083
Processing fees	41,805	37,670	76,600	70,800
Rental income, net	47,255	33,975	72,904	77,730
Other income	179,391	204,781	296,531	499,528
Net gain on sale of real estate		-	7,149	-

Total revenue	3,065,136	3,042,261	6,412,162	5,758,911

Operating costs and expenses:
Interest and amortization of deferred financing costs	452,406	381,964	1,073,454	604,920
Stock based compensation	4,107	-	8,214	-
Professional fees	70,215	42,137	154,222	158,459
Compensation, fees and taxes	465,193	299,729	849,420	545,304
Exchange fees	11,219	-	21,507	16,667
Other expenses and taxes	17,139	21,121	31,332	55,601
Expense in connection with termination of LOC	779,641	-	779,641	-
Excise tax	-	-	-	19,000
Depreciation	18,164	5,834	25,667	13,468
General and administrative expenses	103,909	81,297	269,358	162,660

Total operating costs and expenses	1,921,993	832,082	3,212,815	1,576,079

Net income	$1,143,143	$2,210,179	$3,199,347	$4,182,832

Basic and diluted net income per common share outstanding:
Basic	$0.06	$0.14	$0.19	$0.27
Diluted	$0.06	$0.14	$0.19	$0.27

Weighted average number of common shares outstanding:
Basic	18,499,531	15,415,737	17,144,104	15,417,737
Diluted	18,499,531	15,415,737	17,144,104	15,415,737

STATEMENTS OF CASH FLOW

(unaudited)

	Six Months
	Ended June 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,199,347	$4,182,832
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of deferred financing costs	94,323	43,614
Depreciation expense	25,667	13,468
Stock based compensation	8,214	-
Gain on sale of real estate	(7,149)	-
Abandonment of office furniture	12,000	-
Costs in connection with termination of line of credit	439,446	-
Changes in operating assets and liabilities:
(Increase) decrease in:
Escrow deposits	12,817	111,189
Interest and fees receivable	(449,809)	(570,404)
Other receivables	25,000	180,830
Due from borrowers	780,320	(105,350)
Prepaid expenses	(48,013)	(42,340)
Deposits on property	(177,481)	(18,000)
(Decrease) increase in:
Due to note purchaser	(176,619)	(723,478)
Accrued interest	-	84,661
Accrued expenses	(5,706)	(280,939)
Deferred revenue	50,088	107,074
Advances from borrowers	(54,560)	(50,166)
Total adjustments	528,538	(1,249,841)
NET CASH PROVIDED BY OPERATING ACTIVITIES	3,727,885	2,932,991

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of real estate owned	264,809	-
Acquisitions of and improvements to real estate owned	(342,598)	(61,166)
Purchase of property and equipment	(165,263)	-
Principal disbursements for mortgages receivable	(28,516,128)	(30,263,339)
Principal collections on mortgages receivable	21,098,466	18,982,298
Proceeds from sale of mortgage receivable	-	1,200,000
NET CASH USED FOR INVESTING ACTIVITIES	(7,660,714)	(10,142,207)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from notes sold to shareholder	1,017,000	-
Proceeds from line of credit	42,720,829	45,727,947
Repayment of line of credit	(69,939,952)	(33,424,454)
Principal payments on mortgage payable	(2,947)	(5,019)
Dividends paid	(4,679,293)	(3,237,305)
Financing costs incurred	(12,113)	(584,967)
Proceeds from mortgage payable	795,000	-
Mortgage on office building paid	(290,984)	-
Proceeds from notes payable, net	71,820	-
Issuance of common stock-ATM, net	15,460,427	-

STATEMENTS OF CASH FLOW (continued)

(unaudited)

	Six Months Ended June 30,
	2019	2018
Gross proceeds from issuance of fixed rate notes	23,000,000	-
Financing costs incurred in connection with fixed rate notes	(1,270,000)	-

NET CASH PROVIDED BY FINANCING ACTIVITIES	6,869,787	8,476,202

NET INCREASE IN CASH AND RESTRICTED CASH	2,936,959	1,266,986

CASH AND RESTRICTED CASH- BEGINNING OF YEAR	158,859	954,223

CASH AND RESTRICTED CASH - END OF PERIOD	$3,095,818	$2,221,209

	June 30,	June 30,
	2019	2018
	(Unaudited)	(Unaudited)
SUPPLEMENTAL DISCLOSURES OF CASH FLOWS
INFORMATION
Taxes paid	$-	$-
Interest paid	$979,131	$561,307

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES

During the six months ended June 30, 2018, the Company purchased a mortgage receivable from a third party at a discount in the amount of $21,433.

Real estate acquired in connection with the foreclosure of certain mortgages, inclusive of interest and other fees receivable during the six months ended June 30, 2018 amounted to $1,439,244.

The reversal of previously accrued capitalized costs during the six months ended June 30, 2018, amounted to $6,212.

Real estate acquired in connection with the foreclosure of certain mortgages, inclusive of interest and other fees receivable during the six months ended June 30, 2019 amounted to $1,962,669.

During the six months ended June 30, 2019, the Company purchased equipment for $13,005 subject to a capital lease.